EXHIBIT 23.3

January 26, 2007

Euroseas Ltd.
Aethrion Center
40 Ag. Konstantinou Street
151 24 Maroussi, Greece

Dear Sirs:

Reference is made to the Form F-1 registration statement, as the same may be amended from time to time (collectively, the "Registration Statement"), of Euroseas Ltd. (the "Company"), to be filed with the United States Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to the public offering of the Company's shares of common stock.

We hereby consent to (i) the use of the graphical and statistical information supplied by us as set forth in the Registration Statement, including, without limitation, such information contained under the sections of the Registration Statement entitled “Summary─Industry Trends,” “Business” and “The International Drybulk and Container Shipping Industry,” (ii) the references to our company in the Registration Statement, (iii) the naming of our company as an expert in the Registration Statement, and (iv) the filing of this letter as an exhibit to the Registration Statement to be filed with the United States Securities and Exchange Commission pursuant to the Securities Act. We also hereby agree to execute and deliver such other and further consents as the Company may reasonably request.

Very truly yours,

/s/ Michael Payne
MARITIME STRATEGIES
INTERNATIONAL LTD.